Exhibit 10.80
Execution Copy

FORBEARANCE AGREEMENT
AND AMENDMENT TO MASTER LEASES

         This Forbearance Agreement and Amendment to Master Leases (the "Agreement") is made and entered into effective as of January 31, 2002 by and between ALTERRA HEALTHCARE CORPORATION, a Delaware corporation ("Alterra") for itself and as successor to Sterling House Corporation, a Kansas corporation ("Sterling"), AHC PROPERTIES, INC., a Delaware corporation ("AHC"), ALS Clare Bridge, Inc., a Delaware corporation ("ALS-Clare"), OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation ("Omega"), and OMEGA (KANSAS), INC., a Kansas corporation ("Omega (Kansas)").

RECITALS

The circumstances underlying the execution and delivery of this Agreement are as follows:

          A.         As of June 14, 1999 (the "Effective Date"), Omega, Omega (Kansas), Alterra, Sterling, and ALS Clare entered into a Purchase Agreement and Agreement to Complete Construction (the "Purchase Agreement"). Pursuant to the Purchase Agreement, as of the Effective Date, among other things (i) Omega purchased from Sterling and ALS-Clare the Facilities identified on Exhibit A, which is attached hereto and incorporated herein, as the Omega Facilities (the "Omega Facilities"); and (ii) Omega (Kansas) purchased from Sterling the Facility identified on Exhibit A as the Kansas Facility (the "Kansas Facility"). The Omega Facilities and the Kansas Facilities are herein collectively referred to as the "Facilities".

          B.         Effective as of the Effective Date, Omega and AHC entered into a Master Lease (the "Omega Master Lease") pursuant to which, among other things, Omega leased the Omega Facilities to AHC.

          C.         Effective as of the Effective Date, Omega (Kansas) and AHC entered into the Kansas Master Lease (the "Kansas Master Lease") pursuant to which, among other things, Omega (Kansas) leased the Kansas Facility to AHC. The Omega Master Lease and the Kansas Master Lease are sometimes herein collectively referred to as the "Master Leases".

          D.         Effective as of the Effective Date, Alterra executed a Lease Guaranty (the "Lease Guaranty") in favor of Omega and Omega (Kansas) pursuant which, among other things, Alterra as a primary obligor guaranteed the obligations of AHC under the Transaction Documents (as defined in the Omega Master Leases) including without limitation AHC's obligations under the Master Leases. Alterra's obligations under the Lease Guaranty are secured by (i) a Pledge Agreement (the "Alterra Pledge Agreement") executed by Alterra, as pledgor, and Omega, as secured creditor, effective on the Effective Date, and (ii) a Security Agreement (the "Alterra Security Agreement") executed by Alterra, as debtor, and Omega, as creditor, effective as of the Effective Date.

          E.          AHC's obligations under the Master Leases are secured by, among other things, a Security Agreement (the "Omega Security Agreement") executed by AHC, as debtor, and Omega, as secured party, effective as of the Effective Date.

          F.         AHC's obligations under the Omega Master Lease are secured by a security deposit (the "Omega Security Deposit") which was originally in the principal amount of $2,485,498. AHC's obligations under the Omega (Kansas) Master lease are secured by a security deposit (the "Omega (Kansas) Security Deposit") which was originally in the principal amount of $277,082. The Omega Security Deposit and the Omega (Kansas) Security Deposit are sometimes collectively herein referred to as the "Security Deposits".

          G.         Since March 1, 2001, AHC has been, and continues to be, in default under each of the Master Leases as more particularly set forth herein; certain of such defaults constitute Events of Defaults as defined in each of the Master Leases and under each of the other Transaction Documents.

          H.         The Alterra Entities have informed Omega and Omega (Kansas) that unless Omega and Omega (Kansas) agree to the restructuring of their obligations under the Master Leases and the other Transaction Documents as contemplated by this Agreement, the Alterra Entities do not reasonably anticipate being able to cure the Events of Default under the Master Leases and the other Transaction Documents at any time in the foreseeable future.

          I.         The parties hereto wish to confirm in writing the agreements set forth herein pursuant to which, among other things, the Purchase Agreement and the Master Leases will be amended, certain of the Transaction Documents will be amended and restated, Omega will withdraw the notices of defaults and Events of Default previously given to AHC and Alterra, and Omega will agree to forbear for a limited time from declaring a default or otherwise exercising any remedies which it may have as a consequence of certain continuing defaults of AHC under the Master Leases, all on and subject to the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1.         Recitals Incorporated. The recitals set forth above are true and correct and are hereby incorporated herein by this reference.

          2         Definitions.

          (a) The following capitalized terms shall have the meanings set forth below:

          Additional Documents" shall mean those documents which are identified in Section 17 as being executed simultaneously herewith and any other agreements and documents referred to in, contemplated by or executed in connection with this Agreement.

          "Additional Purchase Price" shall have the meaning given to it in the Purchase Agreement.

          "Alterra Entities" shall mean AHC, Alterra, for itself and as successor to Sterling, and ALS Clare.

          "Assignment for Benefit of Creditors" shall mean an assignment for the benefit of creditors or the entry into a composition or arrangement with creditors.

          "Bankruptcy Case" shall mean a case filed under Title 11, United States Code.

          "Base Rent" shall mean Base Rent as defined in each of the Master Leases, and amended herein.

          "Business Day" shall have the meaning given to it in each of the Master Leases.

          "Event of Default" shall have the meaning given to it in each of the Master Leases.

          "Forebearance Termination Event" shall mean the setting aside or avoidance by a court of competent jurisdiction of the performance by an Alterra Entity of any term, covenant or agreement set forth in this Agreement or any of the Additional Documents.

          "Jeffersonville Facilities" shall mean collectively the Facilities identified as Alterra Sterling House of Jeffersonville and Alterra Clare Bridge Cottage of Jeffersonville on Exhibit A.

          "Measurement Date" shall have the meaning given to it in each of the Master Leases, as amended by Section 8 of this Agreement.

          "Notice" shall have the meaning given to it in each of the Master Leases.

          "Omega Entities" shall mean Omega and Omega (Kansas).

          "Repayment Event" shall mean the entry of a final award in an arbitration proceeding or a final judgement by a court competent jurisdiction requiring the repayment by Omega and Omega (Kansas) to AHC, Alterra, or a trustee in bankruptcy for either or both of them, of the money to be paid to Omega and Omega (Kansas) under Section 13 hereof.

          "Silverdale Facility" shall mean the Facility identified as Alterra Clare Bridge of Silverdale on Exhibit A.

          "Title Company" shall mean Chicago Title Insurance Company.

          "Transaction Documents" shall have the meaning given to it in the Omega Master Lease, as amended by Section 8(b) of this Agreement.

          "Undisbursed Construction Funds" shall mean that portion of the Completion Holdback (as defined in the Purchase Agreement) which as of the date hereof has not been disbursed under the Purchase Agreement.

          "Undisbursed Construction Fund Balance" shall mean the amount of the Undisbursed Construction Funds after the disbursement contemplated by Section 10(b) hereof.

          (b) The following terms shall have the meanings set forth in the sections of this Agreement referred to below:

Defined Term:	Defined In:

Agreement	Introduction
AHC	Introduction
ALS-Clare	Introduction
Alterra	Introduction
Alterra Pledge Agreement	Recitals
Alterra Security Agreement	Recitals
Effective Date	Recitals
Facilities	Recitals
Jeffersonville Termination Date	Section 5
Kansas Facility	Recitals
Kansas Master Lease	Recitals
Lease Guaranty	Recitals
Master Leases	Recitals
Omega	Introduction
Omega (Kansas)	Introduction
Omega Facilities	Recitals
Omega Master Lease	Recitals
Omega Security Agreement	Recitals
Omega Security Deposit	Recitals
Omega (Kansas) Security Deposit	Recitals
Purchase Agreement	Recitals
Security Deposits	Recitals
Sterling	Introduction
Terminated Facility	Section 12

          3.          Base Rent Through January 31, 2002 The parties hereto acknowledge and agree as follows with respect to the Base Rent which became due under the Master Leases through January 31, 2002:

          (a)         AHC paid in a timely manner all Base Rent which became due under the Master Leases through December 31, 2000.

          (b)         AHC has paid $298,671 per month toward the Base Rent which became due under the Master Leases for January, 2001 and February, 2001.

          (c)          AHC has paid nothing toward the Base Rent which became due under the Master Leases for the period from March 1, 2001 through June 30, 2001.

          (d)         AHC paid $100,000 per month toward the Base Rent which became due under the Master Leases for each of July and August, 2001.

          (e)         AHC has paid $185,097 per month toward the Base Rent which became due under the Master Leases for each of September, October, November, and December, 2001.

          (f)         AHC has paid $186,376 toward the Base Rent which became due under the Master Leases for January, 2002.

          (f)         The balance of the Base Rent which became due under the Master Leases for the period from January 1, 2001 through January 31, 2002, as well as applicable late fees and interest charges, have been paid by Omega applying a portion of the Security Deposits held with respect to each Master Lease.

The parties hereto acknowledge and agree that Exhibit B, which is attached hereto and incorporated herein, accurately sets forth for the period from January 1, 2001 through January 31, 2002 the following information: (i) Base Rent due by AHC under each of the Master Leases, (ii) the Base Rent paid by AHC under each of the Master Leases, (iii) the applicable late fees and interest charges under each of the Master Leases, (iv) the amounts paid to Omega and Omega (Kansas) from the Security Deposits, and (v) the balance remaining in the Security Deposits after the applications referred to in the preceding clause (iv). The amount of the Security Deposits shown on Exhibit B includes the interest earned thereon through December 31, 2001, but does not include interest earned thereon after that date. Omega hereby waives any claims which it may have for late fees and interest for the months of October and November, 2001. Alterra and AHC hereby acknowledge and agree that Omega and Omega (Kansas) properly applied funds from the Security Deposits as set forth above.

          4.         Reduction in Base Rent under the Master Lease:  The Master Leases are hereby amended to provide that the monthly Base Rent owing thereunder for the period from February 1, 2002 through December 31, 2002 is reduced to the amounts shown on Exhibit C, which is attached hereto and incorporated herein. Exhibit C also shows the monthly Base Rent under the Master Leases for the year 2003. The monthly Base Rent may be further reduced as set forth in Section  11 if the Silverdale Facility is deleted from the Omega Master Lease. Beginning January 1, 2004, the Base Rent under each of the Master Leases shall be increased as provided in Subsection (A)(2) of the definition of Base Rent contained in each of the Master Leases.

          5.         The Jeffersonville Facilities In accordance with the request of AHC, the Omega Master Lease shall be terminated as to both of the Jeffersonville Facilities effective on the earlier of (i) a date set by notice given by Omega at least thirty (30) days prior to the effective date, and (ii) March 31, 2002 (the "Jeffersonville Termination Date"). Omega agrees to pay Alterra $5,000.00 per month (prorated on a daily basis) for each month between January 1, 2002 and the Jeffersonville Termination Date. Omega shall not be entitled to any payment or damages as a consequence of the termination of the Omega Master Lease as to the Jeffersonville Facilities. Following the Jeffersonville Termination Date, the Omega Master Lease shall continue as one indivisible lease of the remaining Omega Facilities. AHC acknowledges and agrees that Omega would not have been willing to forbear as set forth herein, or to agree to continue the Omega Master Lease after its termination with respect to the Jeffersonville Facilities, without the agreement of AHC that the Omega Master Lease would thereafter continue as one indivisible master lease of the remaining Omega Facilities.

          6.         Reduction in Security Deposit Conditioned upon payment by AHC to Omega and Omega (Kansas) of the amounts required under Section 13 hereof, Omega agrees to waive the requirements for a Security Deposit or replenishment of the existing Security Deposits under each of the Master Leases for the period commencing on the date hereof and continuing through December 31, 2002. On the first Business Day after January 1, 2003, AHC agrees to deliver to Omega and Omega (Kansas) new security deposits in the amount of three (3) month's Base Rent as of January 1, 2003 if no Event of Default is then continuing and if no circumstance then exists which with notice and/or the passage of time would be an Event of Default and six (6) month's Base Rent if an Event of Default is then continuing or if circumstances then exist which with notice and/or the passage of time would be an Event of Default. The new security deposits shall be held and administered as the Security Deposits under Article XXXIX of each of the Master Leases.

          7.         Acknowledgments and Waivers by the Alterra Entities

(a)         Each of the Alterra Entities each acknowledges and agrees that AHC is in default under each of the Master Leases in the following respects:

(i)         Section 39.3 of each of the Master Leases requires that if a portion of the Security Deposit is used to cure a monetary default AHC will within ten (10) days of Notice (as defined in each of the Master Leases) replenish the portion of the Security Deposit. Each of the Alterra Entities acknowledges that as set forth in Section 3 hereof (w) AHC has failed to pay a portion of the Base Rent due under each of the Master Leases, (x) Omega and Omega (Kansas) have utilized a portion of the Security Deposits under each of the Master Leases to pay the past due Base Rent, (y) Omega and Omega (Kansas) have given all required Notices of the use of a portion of the Security Deposits to pay the Base Rent and have demanded replenishment of the Security Deposits as required by Section 39.3 of each Master Lease, and (z) AHC has failed to replenish the Security Deposits. Such failure constitutes an Event of Default under each of the Master Leases and the other Transaction Documents.

(ii)         Alterra is not in, and has not been in for a period in excess of thirty (30) days after the receipt of Notice, compliance with the net worth covenant set forth in Section 8.2.1.1 of each of the Master Leases. Such non-compliance constitutes an Event of Default under each of the Master Leases and the other Transaction Documents.

(iii)         AHC is not in compliance with the Cash Flow to Rent Ratio covenant set forth in Section 8.2.1.2 of each of the Master Leases.

(iv)         Alterra is not generally paying its debts as such debts become due.

(b)         Each of the Alterra Entities acknowledges and agrees that (i) the circumstances described in subsection (a)(i) and (a)(ii) above each constitutes an Event of Default under each of the Master Leases and the other Transaction Documents which entitles Omega and Omega (Kansas) to exercise all of their respective rights and remedies under each of the Master Leases and the other Transaction Documents, including without limitation the termination of one or both of the Master Leases, and (ii) the circumstances described in subsections (a)(iii) and (a)(iv) above would, after appropriate Notice and the expiration of any applicable cure periods, constitute an Event of Default under each of the Master Leases and the other Transaction Documents entitling Omega and Omega (Kansas) to exercise all of their respective rights and remedies under each of the Master Leases, including without limitation the termination thereof.

(c)         Each of the Alterra Entities acknowledges and agrees that each of Omega and Omega (Kansas) has fully performed all of its obligations under each of the Transaction Documents through the date of this Agreement, and Omega and Omega (Kansas) are each in full compliance with their obligations under each of the Transaction Agreements.

(d)         Each of the Alterra Entities acknowledges and agrees that as set forth above, Events of Default have occurred under each of the Master Leases; and that as a consequence no Additional Purchase Price is now or will become due and owing under Article III of the Purchase Agreement. Without limiting the foregoing, and in order to induce Omega and Omega (Kansas) to enter into this Agreement, Alterra and ALS Clare each hereby absolutely and unconditionally waives and releases any claim which it may now or hereafter have to payment of any Additional Purchase Price under the Purchase Agreement.

(e)         Each of the Alterra Entities hereby releases and forever discharges each of the Omega Entities, and their respective successors, assigns, agents, shareholders, directors, officers, employees, parent corporations, subsidiary corporations, affiliated corporations, and affiliates, from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, whether known or unknown, absolute, mature, or not yet due, liquidated or non-liquidated, contingent, non-contingent, direct, or indirect or otherwise arising prior to the date hereof; provided, however, that such release and discharge shall not release any of the Omega Entities for failure to comply with the terms and conditions of this Agreement.

          8.         Amendments to Each Master Lease. (a) Section 8.2.1.1 of each Master Lease is hereby amended to read in its entirety as follows:

"8.2.1.1 Net Worth From and after the Measurement Date (as defined below), Lessee and Guarantor shall maintain on a consolidated basis a Net Worth equal to or greater than their Net Worth on the Measurement Date. The term "Measurement Date" shall mean (i) December 31, 2002 if no Bankruptcy Case involving Alterra is pending on that date, and (ii) if a Bankruptcy Case involving Alterra is pending on that date, the effective date of any confirmed plan of reorganization."

                   (b)         The definition of "Transaction Documents" as set forth in Section 2.1 of each Master Lease is hereby amended to read in its entirety as follows:

Transaction Documents: The Omega Master Lease, the Kansas Master Lease, the Purchase Agreement, that certain Forbearance Agreement dated effective as of January 31, 2002, the Additional Documents and the letter of credit agreements, security agreements, pledge agreements, subordination agreements, guaranties and other documents which evidence, secure or otherwise relate to this Lease, the Kansas Master Lease, the Purchase Agreement and this Forbearance Agreement and any and all amendments, modifications, extensions and renewals of any of the foregoing documents.

          9.         Agreement to Forbear From and after the date of this Agreement and until the occurrence of a Forbearance Termination Event, Omega and Omega (Kansas) agree to forbear from declaring a default, or from exercising any remedies, under the Transaction Documents solely as a consequence of (i) the commencement prior to January 1, 2003 of a Bankruptcy Case involving AHC or Alterra, or both of them, as debtors, (ii) the entry of a judgment, order or decree against either AHC or Alterra, or both of them, as debtors in a Bankruptcy Case filed prior to January 1, 2003, whether the judgment, order or decree is entered prior to or after January 1, 2003; (iii) Alterra prior to January 1, 2003 making an Assignment for the Benefit of Creditors; (iv) prior to January 1, 2003, AHC failing to comply with the Cash Flow to Rent Ratio covenant set forth in Section 8.2.1.2 of each of the Master Leases, (v) prior to the Measurement Date, Alterra failing to comply with the Net Worth Requirements set forth in Section 8.2.1.1, (vi) the occurrence of any Event of Default as defined in subparagraph (s) of the definition of Event of Default in each of the Master Leases prior to January 1, 2003, or thereafter if enforcement of the order, judgment or decree is stayed by an order entered in a Bankruptcy Case, (vii) the failure by Alterra to generally pay its debts as such debts become due prior to January 1, 2003 or thereafter so long as a Bankruptcy Case in which Alterra is a debtor and which was pending on December 31, 2002 remains pending and collection of such debts is stayed, and (viii) the defaults by AHC and Alterra which occurred prior to the date hereof and which are described in Section 7 (a)(i) through (iv) of this Agreement. Nothing contained in this Agreement shall limit or impair any right, remedy, interest or claim of Omega with respect to any other defaults or Events of Default which may exist or hereafter occur. Nothing in this Agreement shall be construed to limit or in any way impair any claim, right, remedy, or interest to which Omega would be entitled (i) as a party in interest in any Bankruptcy Case involving AHC or Alterra, or both of them, as a debtor, including (by way of illustration and not limitation) those set forth in 11 U.S.C. 362, 363, 364, and 365, or other applicable law, now in force or as hereafter amended or enacted, or (ii) except as specifically set forth above, following any Assignment for the Benefit of Creditors.

          10.         Undisbursed Construction Funds The parties hereto acknowledge and agree as follows with respect to the Undisbursed Construction Funds:

(a)         The amount of the Undisbursed Construction Funds as of the date hereof is $1,101,242.

(b)         Simultaneously herewith, Omega agrees to disburse $80,000, resulting in an Undisbursed Construction Fund Balance of $1,021,242.

(c)         The Undisbursed Construction Fund Balance shall be disbursed as provided in the Purchase Agreement on the first Business Day after January 1, 2003 if, and only if, each of the following conditions is satisfied at that time:

(i)         No Event of Default is continuing under either of the Master Leases and no circumstance exists which with Notice and/or the passage of time would become an Event of Default under either of the Master Leases.

(ii)         The new Security Deposits required to be delivered to Omega and Omega (Kansas) on the first Business Day after January 1, 2003 under Section 6 hereof have been fully funded.

(iii)         The Title Company shall be prepared, without condition other than the payment of the Undisbursed Construction Fund Balance, to issue to Omega and Omega (Kansas) as appropriate date-down endorsements, dated as of the date of disbursement, insuring the title to the Facilities then subject to the Master Leases subject to no exceptions other than the exceptions set forth in the title policies delivered to Omega and Omega (Kansas) at the closing of the purchase of the Facilities under the Purchase Agreement.

(iv)         The items specified in Exhibit D have been delivered in form reasonably satisfactory to Omega and Omega (Kansas).

(d)         Alterra and ALS Clare each hereby waive any requirement that the Undisbursed Construction Fund Balance be held by the Escrow Agent (as defined in the Purchase Agreement), and consent to Omega continuing to hold the Undisbursed Construction Fund Balance.

          11.          Amendment to Article XVI of the Omega Master Lease Article XVI of the Omega Master Lease is hereby amended to provide that upon the occurrence of an Event of Default, and so long as an Event of Default continues, Omega may terminate the Omega Master Lease as to the Silverdale Facility. The termination shall be effective on a date specified by Omega not less than thirty (30) nor more than sixty (60) days after Omega gives written notice of termination to AHC. Upon the effective date of the termination, the Base Rent under the Omega Master Lease shall be reduced as set forth in Exhibit E. The remedy provided to Omega in this Section 11 upon the occurrence of an Event of Default under the Omega Master Lease shall be in addition to, and not in limitation of, any other rights and remedies which Omega may have under the Omega Master Lease or applicable law.

          12.          AHC's Cooperation in Transitioning Facilities In order to assure the orderly transition of any one or more of the Facilities as to which either of the Master Leases is terminated (a "Terminated Facility"), promptly upon Omega identifying a new operator for the Terminated Facility (a "New Operator"), the parties hereto and New Operator shall enter into an Operations Transfer Agreement with respect to the Terminated Facility in the form attached hereto as Exhibit F. The Operations Transfer Agreement shall be modified as appropriate if Omega (Kansas) is the owner of the Terminated Facility. The provisions of the Operations Transfer Agreement are intended to supplement, and not replace, the provisions of Article XXXIV of each of the Master Leases. Following the termination of either of the Master Leases as to one or more Facilities, AHC will, if requested by Omega, continue to operate the Terminated Facility or Facilities for a period not to exceed six (6) months. During such period, Omega or Omega (Kansas), as appropriate, shall be responsible for paying all expenses of operation of the Terminated Facility or Facilities including a five percent (5%) management fee to AHC or an affiliate of AHC, to the extent that such expenses are not covered by revenues received with respect to the Terminated Facility or Facilities. Such amounts shall be paid by Omega within three business days of receipt of a bill from AHC. For one (1) year after the termination of either of the Master Leases as to one or more Facilities, neither AHC nor any affiliate of AHC will directly solicit any employees or patients from a Terminated Facility.

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          13.         Payment to Omega and Omega (Kansas)  In consideration of the agreement of Omega and Omega (Kansas) (i) to reduce the Base Rent due under each of the Master Leases as set forth in Section 4 hereof, (ii) to allow termination of the Omega Master Lease as to the Jeffersonville Facilities, (iii) to reduce the required Security Deposits as provided herein, (iv) to forbear from declaring a default under the Transaction Documents or from exercising any remedies based on certain defaults for a limited period of time as set forth in Section 9 hereof, and (v) the other covenants and agreements of Omega and Omega (Kansas) set forth herein, AHC has agreed to pay Omega and Omega (Kansas) simultaneously herewith the sum of $746,173. The $746,173 shall be divided between Omega and Omega (Kansas) as they determine appropriate. The $746,173 shall be paid from the balance of the Security Deposits which Omega and Omega (Kansas) are releasing to AHC as provided in Section 6 and from the portion of the Undisbursed Construction Funds which Omega is releasing as provided in Section 10(b).

          14.          Withdrawal of Notices of Defaults and Events of Default. Omega and Omega (Kansas) hereby withdraw all notices of default and notices of Events of Default which either or both of them have given to AHC and/or Alterra.

          15.          Reporting Requirements Section 23.1 of each of the Master Leases requires the delivery to Omega and Omega (Kansas) of certain Financial Statements (as defined in the Master Leases) and other information. AHC and Alterra agree to deliver the Financial Statements and if practical, the other information to be delivered under Section 23.1 of each of the Master Leases, both in hard copy and electronically (via an e-mail address provided by Omega and/or on diskette).

          16.         Expenses AHC agrees to pay all reasonable costs, fees and expenses (including but not limited to legal fees) incurred by Omega and Omega (Kansas) in connection with documentation and implementation of the Term Sheet pursuant to which this Agreement is being executed and this Agreement and the Additional Documents. To the extent such costs, fees and expenses have been incurred prior to the execution of this Agreement, they shall be paid concurrently with the execution of this Agreement. All other fees, costs and expenses shall be paid within ten (10) days of notice by Omega and Omega (Kansas) of the amount thereof which notice shall be accompanied by copies of the invoices for AHC's review.

         17.          Other Agreements Simultaneously herewith, the following additional documents are being executed and delivered:

(a)          A First Amendment to Security Agreements by and among Alterra, AHC and Omega.

(b)         An Amended and Restated Cross-Default Agreement (Alterra Sale/Leaseback) by and between all of the parties to this Agreement.

(c)         Various UCC Financing Statements.

In addition, on or before March 31, 2002, or as soon thereafter as is reasonably possible, AHC agrees to provide Omega with date-down endorsements and as-built surveys for the Jeffersonville Facilities, which endorsements and as-built surveys will comply with the requirements therefore set forth in the Purchase Agreement. Omega will reimburse AHC for the cost of the as-built surveys.

          18.          Representations and Warranties by the Alterra Entities

(a)         Reliance. Each of the Alterra Entities makes the representations and warranties set forth in this Section 18 as of the date of this Agreement. Each of the Alterra Entities expressly acknowledges and agrees that, notwithstanding any provision to the contrary in this or in any other agreement between or among the parties: (i) the Omega Entities are relying, may rely and are and shall be justified in relying, on the following representations and warranties in entering into this Agreement and the Additional Documents; and (ii) each of the following representations and warranties is made to induce the Omega Entities to enter into this Agreement and the Additional Documents, and the Omega Entities are and shall be beneficiaries of these representations and warranties.

(b)         Organization. Each of the Alterra Entities is a corporation, duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation or organization. Each of the Alterra Entities has full power, authority and legal right to execute, deliver and perform under this Agreement and the Additional Documents, and to take all other actions necessary to carry out the intents and purposes of this Agreement and the Additional Documents.

(c)         Authorization; Enforceability. The execution and delivery by the Alterra Entities of this Agreement, and the Additional Agreements has been duly authorized by all necessary corporate and stockholder action on the part of the Alterra Entities. This Agreement and the Additional Agreements have been duly executed by each of the Alterra Entities, and constitute the valid and binding obligations of each of the Alterra Entitles, enforceable in accordance with their terms, except as enforceability thereof may be limited by general principles of equity.

(d)         Required Consents. No material consent, approval or other authorization, or registration, declaration or filing with, any court or governmental authority which has not been heretofore obtained is required for the due execution, delivery or performance of this Agreement and the Additional Documents, the transactions contemplated herein or for the validity or enforceability thereof against any of the Alterra Entities.

(e)         No Violations. The execution and delivery of this Agreement and the Additional Documents, and the compliance with the provisions hereof and thereof and the consummation of the transactions herein and therein contemplated by each of the Alterra Entities will not result in a breach or violation of (i) any material law or governmental rule or regulation now in effect and applicable to any of the Alterra Entities, (ii) any provision of the articles of organization, certificate of incorporation or bylaws of any of the Alterra Entities, or (iii) any judgment, order or decree of any court, arbitrator, administrative agency or other governmental authority binding upon any of the Alterra Entities.

(f)         Non-Foreign Status. No Alterra Entity is a "foreign person" within the meaning of Section 1445(f) of the Internal Revenue Code.

(g).         No Litigation. There is no suit, claim, action, or legal, administrative, arbitration or other proceeding or governmental investigation or audit pending, or to the best knowledge of each Alterra Entity, threatened by or against any Alterra Entity, or any of the Facilities, seeking to enjoin, prevent or delay the consummation of the transactions contemplated by this Agreement or the Additional Documents.

(h)         Payment of Taxes and Other Charges. All outstanding taxes, water, sewer and other utility bills and other similar charges that would, if unpaid, become a lien on any of the Facilities have been paid.

(i)         No Other Events of Default. Except for the defaults identified in Sections 4 and 7 hereof, no Event of Default exists, and to the actual knowledge of the executive officers of the Alterra Entities, no circumstances have occurred which with Notice and/or the passage of time would become an Event of Default.

         19.          Representations and Warranties by the Omega Entities

(a)         Reliance. Each of the Omega Entities makes the representations and warranties set forth in this Section 19 as of the date of this Agreement. Each of the Omega Entities expressly acknowledges and agrees that, notwithstanding any provision to the contrary in this or in any other agreement between or among the parties: (i) the Alterra Entities are relying, may rely and are and shall be justified in relying, on the following representations and warranties in entering into this Agreement and the Additional Documents; and (ii) each of the following representations and warranties is made to induce the Alterra Entities to enter into this Agreement and the Additional Documents, and the Alterra Entities are and shall be beneficiaries of these representations and warranties.

(b)         Organization. Each of the Omega Entities is a corporation, duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation or organization. Each of the Omega Entities has full power, authority and legal right to execute, deliver and perform under this Agreement and the Additional Documents, and to take all other actions necessary to carry out the intents and purposes of this Agreement and the Additional Documents.

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(c)         Authorization; Enforceability. The execution and delivery by the Omega Entities of this Agreement and the Additional Documents has been duly authorized by all necessary corporate and stockholder action on the part of the Omega Entities. This Agreement and the Additional Documents have been duly executed by each of the Omega Entities, and constitute the valid and binding obligations of each of the Omega Entitles, enforceable in accordance with their terms, except as enforceability thereof may be limited by general principles of equity.

(d)         Required Consents. No material consent, approval or other authorization, or registration, declaration or filing with, any court or governmental authority which has not been heretofore obtained is required for the due execution, delivery or performance of this Agreement and the Additional Documents, the transactions contemplated herein or for the validity or enforceability thereof against any of the Omega Entities.

(e)         No Violations. The execution and delivery of this Agreement and the Additional Documents, and the compliance with the provisions hereof and thereof and the consummation of the transactions herein and therein by each of the Omega Entities, will not result in a breach or violation of (i) any material law or governmental rule or regulation now in effect and applicable to any of the Omega Entities, (ii) any provision of the articles of organization, certificate of incorporation and bylaws or of any of the Omega Entities, or (iii) any judgment, order or decree of any court, arbitrator, administrative agency or other governmental authority binding upon any of the Omega Entities.

(f)         Non-Foreign Status. No Omega Entity is a "foreign person" within the meaning of Section 1445(f) of the Internal Revenue Code.

(g).         No Litigation. There is no suit, claim, action, or legal, administrative, arbitration or other proceeding or governmental investigation or audit pending, or to the best knowledge of each Omega Entity, threatened by or against any Omega Entity seeking to enjoin, prevent or delay the consummation of the transactions contemplated by this Agreement or the Additional Documents.

          20.          Ratification and Security. Except as herein specifically amended or otherwise provided, the Transaction Documents shall remain in full force and effect, and all of the terms and conditions thereof, as herein modified, are hereby ratified and reaffirmed. All obligations of the Alterra Entities under this Agreement and the Additional Documents are secured by all guaranties, security interests, liens, assignments and encumbrances granted pursuant to the Transaction Documents.

          21.         Miscellaneous

(a)         MUTUAL WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO:  (i) THIS AGREEMENT, OR ANY OF THE ADDITIONAL DOCUMENTS; OR (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THEM; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF ANY PARTY HERETO OR ANY OF THEIR DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THEM; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

(b)         Arbitration. The arbitration provisions set forth in Section 35.1 of each of the Master Leases is hereby incorporated herein and in each of the Additional Documents, and shall be applicable to any dispute or controversy between the parties hereto.

(c)         Survival.  Except as otherwise provided by this Agreement, all covenants, agreements, representations and warranties made by any Omega Entity or any Alterra Entity herein or in the Additional Documents shall survive the Closing.

(d)         Notices.  All notices, demands and other communications hereunder or under the Additional Documents shall be in writing and delivered as set forth in the Master Leases and, if to Omega or Omega (Kansas), to the addresses set forth in the Master Leases, and, if to one or more of the Alterra Entities, to the addresses set forth in the letter dated April 20, 2001 from Miriam Dent to Omega and Omega (Kansas).

(e)         Counterparts.  This Agreement and any of the Additional Documents may be executed in separate counterparts, each of which shall be considered an original when each party has executed and delivered to the other one or more copies of the Agreement or Additional Documents.

(f)         Governing Law.  This Agreement shall be governed by, interpreted, construed, applied and enforced in accordance with the laws of the State of Michigan applicable to contracts between residents of the State of Michigan which are to be performed entirely within the State of Michigan, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of the jurisdiction other than the State of Michigan; or (vii) any combination of the foregoing.

(g)         Headings. The headings are for the convenience of the parties, and shall not be considered in construing this Agreement

(h)         Severability. If a Repayment Event occurs, then (i) the reduction in Base Rent under each of the Master Leases specified in Section 4 hereof and the reduction in the required Security Deposits under each of the Master Leases specified in Section 6 hereof shall be null, void and of no effect, (ii) Omega and Omega (Kansas) shall be entitled to offset against the money which they are required to repay any unpaid Base Rent to the date of payment, including without limitation the portion of the Base Rent not paid pursuant to Section 4, and (iii) the obligation of AHC to pay the unpaid Base Rent and to refund the Security Deposits shall be secured as set forth in Section 20 hereof. Except as provided in the preceding sentence, if one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall thereupon be reformed, construed and enforced to the maximum extent permitted by applicable law.

(i)         Entire Agreement. This Agreement, together with the Additional Documents, constitute the entire agreement of the parties in respect of the subject matter described herein. This Agreement may not be changed or modified except by an agreement in writing signed by the parties hereto.

(j)         Attorneys' Fees.  If any legal action or arbitration proceeding is brought for the enforcement of this Agreement or the Additional Documents, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement or the Additional Documents, the successful or prevailing party or parties shall be entitled to recover reasonable and documented attorneys' fees and other costs actually incurred in that action in addition to any other relief to which it or they may be entitled.

(k)         Third Party Beneficiaries. This Agreement and the Additional documents are not intended to benefit any third parties, including, without limitation, any such parties that may have claims against any of the Alterra Entities or the Omega entities.

(j)          Construction. This Agreement shall not be construed more strictly against the Omega Entities merely by virtue of the fact that this Agreement has been prepared by counsel for the Omega Entities.

         Signatures on Following Page

In witness whereof, the parties hereto have caused this Agreement to be executed on the day first above written by their respective duly authorized officers.

ALTERRA HEALTHCARE CORPORATION, a Delaware corporation

By:         /s/ Mark W. Ohlenddorf
Its:  Senior Vice President

AHC PROPERTIES, INC. a Delaware corporation

By:         /s/ Mark W. Ohlendorf
Its:  Vice President

ALS CLARE BRIDGE, INC., A Delaware corporation

By:         Mark W. Ohlendorf
Its:  Vice President

OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation

By:         /s/ C. Taylor Pickett
Its:  CEO

OMEGA (KANSAS), INC., a Kansas corporation

By:         /s/ C. Taylor Pickett
Its:  CEO

CONSENT OF SUBLESSEES

The undersigned, each being an affiliate of Alterra, and a sublessee of a Facility, do hereby consent to the execution of the Forbearance Agreement, and acknowledge that all terms and conditions of the subleases and other documents which they have executed in connection with the Facilities shall remain in full force and effect.

SUBLESSEES:

Sterling House of Jeffersonville LLC, a Delaware limited liability company
Sterling Cottage of Oklahoma City LLC, a Delaware limited liability company
Sterling House of Bloomington II L.P., a Delaware limited partnership
Sterling House of Kokomo L.P., a Delaware limited partnership
Clare Bridge of Wichita L.P., a Delaware limited partnership
Sterling Cottage of New Philadelphia I L.P., a Delaware limited partnership
Clare Bridge of Silverdale L.P., a Delaware limited partnership

By:         Alterra Healthcare Corporation, a Delaware corporation, its Member

By:                  /s/ Mark W. Ohlendorf
Its:  Senior Vice President

EXHIBIT A
LIST OF FACILITIES

THE OMEGA FACILITIES

Alterra Sterling House of Bloomington 3802 South Sare Road Bloomington, IN 47401 (Monroe County)	Alterra Clare Bridge Cottage of SW Oklahoma City 10001 South May Avenue Oklahoma City, OK 73159 (Cleveland County)
Alterra Sterling House of Jeffersonville 2715A Charleston Pike Jeffersonville, IN 47130 (Clark County)	Alterra Clare Bridge Cottage of Goodlettsville I 3001 Business Park Circle Goodlettsville, TN 37072 (Sumner County)
Alterra Clare Bridge Cottage of Jeffersonville 2715B Charleston Pike Jeffersonville, IN 47130 Clark County)	Alterra Clare Bridge of Silverdale 1501 NW Tower View Circle Silverdale, WA 98383 (Kitsap County)
Alterra Sterling House of Kokomo 3025 West Sycamore Road Kokomo, IN 46901 (Howard County)	Alterra Sterling House of Briargate 7560 Lexington Drive Colorado Springs, CO 80920 (El Paso County)
Alterra Clare Bridge Cottage of New Philadelphia 716 Commercial Avenue, SW New Philadelphia, OH 44663 (Tuscarawas County)

THE OMEGA KANSAS FACILITY

Alterra Clare Bridge of Wichita
9191 East 21st Street North
Wichita, KS 67206
(Sedgwick County)

EXHIBIT B

SCHEDULE OF BASE RENT AND OTHER PAYMENTS
UNDER THE MASTER LEASES FOR
JANUARY 1, 2001 THROUGH JANUARY 31, 2002

EXHIBIT C

SCHEDULE OF REDUCED MONTHLY BASE RENTS

	Monthly Base Rent 1/1/01 to 12/31/01	Monthly Base Rent January 2002	Monthly Base Rent 2/1/02 to 6/30/02	Monthly Base Rent 6/30/02 to 12/31/02	Monthly Base Rent 1/1/03 to 12/31/03
Omega/AHC Master Lease	277,775	261,212	173,403	196,908	237,840
Wichita Master Lease	28,363	29,072	12,973	19,427	29,799
Combined	306,138	290,284	186,376	216,335	267,639

EXHIBIT D

SCHEDULE OF ADDITIONAL ITEMS
TO BE DELIVERED TO OMEGA AND
OMEGA (KANSAS) UNDER SUBSECTION 10(b)(iv)

Facility	Units	Final As- Built Survey	Certificate of Substantial Completion 1	Final, Uncond- itional Certificate of Occupancy	Final Date Down Title Endorsements
Clare Bridge Cottage-Goodlettesville	40	X			X
Clare Bridge Cottage of New Philadelphia	36	X			X
Clare Bridge Cottage of SW Oklahoma City	36				X
Clare Bridge of Silverdale	52	X			X
Clare Bridge of Wichita	40	X			X
Sterling House of Bloomington	42	X			X
Sterling House of Briargate	37				X
Sterling House of Kokomo	42	X

• With regard to the specified facility, the following survey items must be completed:

         (1)         Clare Bridge Cottage - Goodlettesville

The full legal description must be shown on the survey

         (2)         Clare Bridge Cottage of New Philadelphia

The third to the last call in the legal description as shown on the drawing is incorrect; it should read N 59 degrees 49' 29" W not S 59 degrees 49' 29" E.

         (3)         Clare Bridge of Silverdale - An updated survey must be done that includes, but is not limited to, the following items:

•Current owner should be Omega Healthcare Investors, Inc.

•The reference to the access and utility easement shown as exception 2 on the title policy should show the recording information as #881070092 rather than #881070091.

•The two waterline easements shown on the drawing do not have recording information and are not exceptions to title on the title policies. Consequently, the must be deleted from the survey.

•The location of the Utility Easement for Puget Sound Energy, exception 6 on the title policy, and the actual location of any electrical lines must be shown on the drawing if they can be located.

         (4)         Clare Bridge of Wichita

•The location of the utility easement granted to the City of Wichita shown as exception 10 on the title policy must be shown on the drawing.

•The location of the avigational easement shown as exception 11 on the title policy must be shown on the drawing.

•The location of the Agreement for Access and Easement for Communications Service shown as exception 12 on the title policy must be shown on the drawing.

         (5)         Sterling House of Bloomington

•The location of the access easement for overhead electric shown as exception 2 on the title policy must be shown on the drawing.

•The survey must show the recording information for the drainage and utility easement shown survey.

         (6)         Sterling House of Kokomo

A complete as built survey must be provided.

         1-Omega will accept in lieu of the Certificate required under Section 13.10(b)(ii) of the Purchase Agreement a Certificate of Substantial Completion with no obvious deficiencies noted in substantially the form attached hereto as Exhibit D-1.

EXHIBIT E

REDUCTION IN BASE RENT
UNDER OMEGA MASTER LEASE
IF OMEGA MASTER LEASE IS TERMINATED
AS TO THE SILVERDALE FACILITY

	Monthly Base Rent 2/1/02 - 6/30/02	Monthly Base Rent 6/30/02 - 12/31/02	Monthly Base Rent 1/1/03 - 12/31/03
Omega/AHC Master Lease w/Silverdale	173,403	196,908	237,840
Omega/AHC master Lease w/o Silverdale	151,873	164,667	188,385

EXHIBIT F

OPERATIONS TRANSFER AGREEMENT